Exhibit 3

M&I Marshall & Ilsley Bank
770 North Water Street/Milwaukee, WI 53202-3593/Tel 414 765-7990	www.mibank.com

December 16, 2004

Mr. Mike Daniels
Nicolet Bankshares, Inc.
110 S. Washington St
Green Bay, WI 54301

Dear Mike:

M&I is pleased to provide a commitment for an unsecured $5,000,000, 364 day line of credit to Nicolet Bankshares, Inc. The purpose of this line will be for general holding company needs, as well as being used for your stock buy back program. The line will be supported by a letter agreement.

Sincerely,

/s/ Philip D. Koepke

Philip D. Koepke
Senior Vice President & Manager

PDK:cmp